PROSPECTUS SUPPLEMENT (To Prospectus dated October 17, 2022)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-267795

Up to $1,713,895

Ordinary Shares

This prospectus supplement amends and supplements certain information in the prospectus, dated October 17, 2022, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-267795), or the Prior Prospectus, relating to the offer and sale of a number of our ordinary shares, nominal value $0.01 per share, that does not exceed the lesser of (1) a number of ordinary shares having an aggregate offering price of up to $16,000,000, (2) the number of our authorized but unissued ordinary shares (after deducting the number of ordinary shares issuable upon exercise, conversion or exchange of our outstanding securities or otherwise reserved for future issuance), and (3) the number or dollar amount of ordinary shares that would cause this offering to not satisfy the requirements for use of Form S-3, including, if applicable, General Instruction I.B.6 of Form S-3 as described below, pursuant to the at the market offering agreement, or the Sales Agreement, we previously entered into with H.C. Wainwright & Co., LLC, or Wainwright. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

As of the date of this prospectus supplement, we have sold 4,052,640 ordinary shares for aggregate gross proceeds of $9,115,406.01 in accordance with the Sales Agreement under the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus to update the remaining aggregate offering amount of ordinary shares we are eligible to sell in accordance with the Sales Agreement. We currently may offer and sell under the Sales Agreement a remaining number of our ordinary shares that does not exceed the lesser of (i) a number of ordinary shares having an aggregate offering price of up to $1,713,895, after deducting the aggregate gross proceeds of ordinary shares previously sold in accordance with the Sales Agreement under the Prior Prospectus, (ii) the number of our authorized but unissued ordinary shares (after deducting the number of ordinary shares issuable upon exercise, conversion or exchange of our outstanding securities or otherwise reserved for future issuance), and (iii) the number or dollar amount of ordinary shares that would cause this offering to not satisfy the requirements for use of Form S-3, including, if applicable, General Instruction I.B.6 of Form S-3 as described below.

Pursuant to General Instruction I.B.6 of Form S-3, in no event may we sell, pursuant to the registration statement of which this prospectus supplement and the Prior Prospectus are a part, securities in a public primary offering with a value exceeding one-third of the aggregate market value of our issued and outstanding ordinary shares held by non-affiliates, or our public float, in any 12-month period, so long as our public float remains below $75,000,000. Our public float as of October 10, 2024 is $29,758,789.68, based on 22,208,052 ordinary shares issued and outstanding and held by non-affiliates on October 10, 2024, and a price of $1.34 per share, the last reported sale price of our ordinary shares on August 20, 2024. As of the date hereof, we have sold securities with an aggregate market value of $8,205,700.78 pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we may currently offer and sell remaining ordinary shares having an aggregate offering price of up to $1,713,895 from time to time through Wainwright. If our public float increases such that we may sell a greater amount of our ordinary shares under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making such sales.

As of September 30, 2024, we had 43,681,345 authorized but unissued ordinary shares (after deducting the number of ordinary shares issuable upon exercise, conversion or exchange of our outstanding securities or otherwise reserved for future issuance). Based on an assumed offering price per share of $0.93, which was the last reported sale price of our ordinary shares on Nasdaq on October 10, 2024, we have sufficient authorized ordinary shares available for issuance such that we can issue the maximum number of shares permitted under General Instruction I.B.6 of Form S-3. In no event will we sell, pursuant to the registration statement of which this prospectus forms a part, more ordinary shares than we have available and authorized for issuance.

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “ITRM.” The last reported sale price of our ordinary shares on October 10, 2024, was $0.93 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” on page SA-8 of the Prior Prospectus, and in the filings with the Securities and Exchange Commission that are incorporated by reference into the Prior Prospectus Supplement and this prospectus supplement, for certain risks you should consider. You should read all the information set forth in this prospectus supplement and the Prior Prospectus, as well as the documents incorporated by reference herein and the Prior Prospectus, carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prior Prospectus, this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is October 11, 2024